Exhibit 99.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (hereinafter, the “Agreement”) shall be effective as of May 1, 2015 (the “Effective Date”) by and between SPIRIT BEAR LIMITED (“Spirit Bear”) and its Assignees, as such term is defined hereinafter in the final recital, and HPEV, INC. (“HPEV”); each of Spirit Bear and HPEV, individually a “Party” or collectively, the “Parties”.

WHEREAS, Spirit Bear and HPEV are parties to that certain Note and Warrant Purchase Agreement, dated as of August 9, 2012 (the “NWPA”), pursuant to which, among other things, Spirit Bear was issued warrants to purchase HPEV stock;

WHEREAS, Spirit Bear and HPEV are parties to that certain Securities Purchase Agreement, dated as of December 14, 2012 (the “Purchase Agreement”), pursuant to which, among other things, Spirit Bear was issued warrants to purchase HPEV stock and HPEV preferred stock;

WHEREAS, Spirit Bear and HPEV are parties to that certain Settlement Agreement dated as of April 12, 2013 (the “2013 Settlement Agreement”), pursuant to which, among other things, Spirit Bear’s conversion ratio from preferred to common stock was increased;

WHEREAS, the Parties are involved in the following lawsuits (collectively, the “Lawsuits”): (i) HPEV, Inc. v. Spirit Bear Limited, Palmer and Olins 14-cv-9175 (PGG) (S.D.N.Y.); (ii) HPEV, Inc. v. Spirit Bear Limited 13-cv-01548 (JAD) (GWF) (D. Nev.), (iii) Hassett v. Palmer, et al., Index No. 14-004473 (NY Sup. Ct. Nassau Cnty.); (iv) Manhattan Transfer Registrar Company v. HPEV, Inc. and Michael Kahn 14-cv-6418 (ADS) (SIL) (E.D.N.Y.) (the “Interpleader Action”), and (v) Palmer, et al. v. HPEV, Inc. (Clark Cnty. Distr. Ct., NV, Case No. A-14-703641-B, Dept. XXV);

WHEREAS, the HPEV, Inc. v. Spirit Bear Limited 13-cv-01548 (JAD) (GWF) (D. Nev.) lawsuit includes various shareholder derivative claims which Spirit Bear has filed on behalf of HPEV and its shareholders (the “Shareholder Derivative Claims);

WHEREAS, the Parties entered into a Settlement and Release Agreement dated as of January 28, 2015, which agreement is not currently in effect;

WHEREAS, the Parties wish to enter into this Agreement to resolve with finality all issues related to and arising directly and indirectly from said NWPA, Purchase Agreement, and 2013 Settlement Agreement, as well as any and all disputes, claims and allegations of whatever nature among the Parties and their respective affiliates, specifically including but not limited to the Lawsuits and the Shareholder Derivative Claims (all together, the “Dispute”);

WHEREAS, the Parties have negotiated a settlement agreement applicable to the Shareholder Derivative Claims attached hereto as Exhibit A which requires court approval;

WHEREAS, without any admission of liability or fault, the Parties each desire to memorialize their agreement to settle the Dispute in its entirety and fully and finally release and settle all claims and/or counterclaims which were or could have been asserted in the Lawsuits (providing separately for the Shareholder Derivative Claims as addressed in Exhibit A hereto) as well as any other existing or potential claims among them, and to dismiss the Lawsuits with prejudice (providing separately for the Shareholder Derivative Claims as addressed in Exhibit A hereto), in order to avoid the continued expense, uncertainties and distraction of litigation, and therefore, through their authorized representatives have agreed to settle all matters that were or could have been asserted, all as set forth herein below; and

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WHEREAS, for purposes of this Agreement, the Assignees of Spirit Bear include all holders of any interest in shares (common or preferred), warrants, or any other interest in HPEV obtained from or through Spirit Bear, specifically including Michael Kahn (“Kahn”), Robert Knoll (“Knoll”), Laurel Brown (“Brown”), Jay Palmer, Ray Adams (“Adams”), and Leonora Lorenzo (“Lorenzo”), and the entities owned or controlled in whole or in part by each or any of them; but specifically excluding Bruce W. Jaeger and any entities owned or controlled in whole or in part by him, as well as any and all parties that acquired shares that Spirit Bear, Adams, Kahn, and Lorenzo sold in the public market for such shares.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.0	THE SHARES AND WARRANTS

1.1-1	Spirit Bear, Kahn, Knoll, Brown, and Lorenzo represent that each has no ownership or other interest in any equity of HPEV, directly or indirectly, other than as enumerated in Section 1.0 of this Agreement, as of the Effective Date. The summary in Table 1.1-1 and Table 1.2-1 of this Agreement is an accurate tabulation by each (of Spirit Bear, Kahn, Knoll, Brown, and Lorenzo) of its total interest in HPEV (such preferred shares, common shares, warrants, and common shares derivable pursuant to the exercise of such warrants, being referred to collectively hereinafter as the “Shares”), with which summary HPEV agrees for purposes of this Agreement.

Table 1.1-1

Common Shares
Spirit Bear - Preferred as if converted	7,000,000
Spirit Bear - Common Shares	500,000
Michael Kahn Common Shares	216,018
Leonora Lorenzo Common Shares	190,871
Robert Knoll	81,055
Laurel Brown	40,441
Total:	8,028,385

1.1-2	Spirit Bear represents that neither it nor its Assignees have made an assignment of any interest in any of the Shares to Carrie Dwyer, Donica Holt, Robert Olins, or other persons not specifically identified herein, and acknowledges that HPEV is relying upon such representation in entering into this Agreement.

1.2	Warrants

1.2-1	Spirit Bear and Lorenzo will, within three (3) business days following the Effective Date, deliver their respective warrants to Spirit Bear’s counsel, and HPEV will, within three (3) business days following the Effective Date, deliver new warrants (identical to the existing warrants except as to the issue date and strike price) as set forth hereinafter in Table 1.2-1, to HPEV’s counsel. The Parties’ respective counsels shall then, by the fourth (4th) business day following the Effective Date, exchange warrant documents for delivery to HPEV and to Spirit Bear and Lorenzo, respectively. The warrant positions of Spirit Bear and Lorenzo as of the delivery provided for in this paragraph by HPEV of the new warrants shall be as follows, without regard to the existence or possession of earlier-issued warrants (all of which shall be deemed void as of the date upon which new warrants are delivered pursuant to this Section):

Table 1.2-1

Warrants	Quantity	Strike Price	Expiration Date

Series A - Spirit Bear	1,800,000	$0.25	1/29/2017
Series B - Spirit Bear	1,800,000	$0.25	1/29/2017
Series C - Spirit Bear	1,800,000	$0.25	1/29/2017
Series A - Lorenzo	200,000	$0.25	1/29/2017
Series B - Lorenzo	200,000	$0.25	1/29/2017
Series C - Lorenzo	200,000	$0.25	1/29/2017
Penalty Warrants	1,000,000	$0.25	12/14/2015

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1.2-2	Subject to the quantities, strike prices, and expiration dates specified above in Table 1.2-1, Spirit Bear shall be entitled to exercise at its discretion the 1,000,000 Penalty Warrants and its Series ‘A’, Series ‘B’, and Series ‘C’ warrants, and Lorenzo shall be entitled to exercise her Series ‘A’, Series ‘B’, and Series ‘C’ warrants (all such Penalty Warrants and Series ‘A’, Series ‘B’, and Series ‘C’ warrants owned by Spirit Bear and by Lorenzo being referred to hereinafter collectively as the “Warrants”) in accordance with the terms of said Warrants, and to sell the shares issuable upon the due exercise of the Warrants in an amount not to exceed the volume restrictions under Rule 144 on a quarterly basis, without regard to whether Rule 144 otherwise might apply to Spirit Bear or Lorenzo. Spirit Bear acknowledges that it is an affiliate of HPEV and shall remain an affiliate so long as it continues to hold sufficient securities in HPEV to be considered an affiliate under the rules and regulations promulgated by the U.S. Securities & Exchange Commission (“SEC”). The reference to Rule 144 in this paragraph is for convenience only in expressing a contractual volume limitation hereunder and should in no way be interpreted or construed to imply that Spirit Bear is obligated to otherwise comply with Rule 144 or that such compliance is an alternative to the obligation of HPEV with respect to registration of the Shares as required in Section 1.3 hereof.

1.2-3	In the event that HPEV shall not electronically deliver to either Spirit Bear and/or Lorenzo (the “Exercising Party”), any or all common shares in connection with a warrant exercise within five (5) trading days of receipt of the Notice of Exercise (as provided in the warrant agreements), HPEV shall weekly pay to the Exercising Party liquidated damages per day equal to the product of (1) the quantity of warrants that the Exercising Party shall have elected to exercise, multiplied by (2) Two Cents ($0.02). The Parties’ agreement to liquidated damages shall in no way diminish HPEV’s obligation to timely deliver such shares and Spirit Bear and Lorenzo shall be entitled to enforce these obligations of HPEV by injunctive relief and/or specific performance without posting a bond.

The obligation to pay the foregoing liquidated damages to the Exercising Party as provided in this Section 1.2-3 is expressly conditioned on:

(i)	Spirit Bear and/or Lorenzo providing an accurately completed Notice of Exercise form (as included in the warrant agreements, a copy of which is annexed hereto as Exhibit B) containing the information required therein; and

(ii)	The absence of an impediment to HPEV’s strict compliance with this Section resulting from either:

a.	regulatory action (whether a formal action or any written letter of instruction) by any governmental entity of competent jurisdiction charged with oversight over such transaction, evidenced in writing and delivered to the Exercising Party’s counsel; or

b.	force majeure; and

(iii)	If such warrant exercise occurs prior to the date upon which the Registration Statement (as defined in paragraph 1.3-1) shall be declared effective by the SEC (the “Registration Date”), the Exercising Party providing an opinion letter to HPEV in compliance with Rule 144 of the rules and regulations promulgated by the SEC (“Rule 144 Opinion Letter”) in connection with the sale of the shares to be derived pursuant to the warrant exercise. The obligation to provide such opinion letter shall not be applicable after the Registration Date.

1.2-4	In the event that HPEV shall not electronically deliver to Spirit Bear any or all common shares in connection with the conversion of preferred shares within five (5) trading days of written notice from Spirit Bear that it is exercising its conversion rights, HPEV shall weekly pay to Spirit Bear liquidated damages per day equal to the product of (1) the quantity of common shares that Spirit Bear shall have elected to receive upon conversion, multiplied by (2) Two Cents ($0.02). The Parties’ agreement to liquidated damages shall in no way diminish HPEV’s obligation to timely deliver such shares and Spirit Bear shall be entitled to enforce these obligations of HPEV by injunctive relief and/or specific performance without posting a bond.

The obligation to pay the foregoing liquidated damages to Spirit Bear as provided in this Section 1.2-4 is expressly conditioned on:

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(i)	The absence of an impediment to HPEV’s strict compliance with this Section resulting from either:

a.	regulatory action (whether a formal action or any written letter of instruction) by any governmental entity of competent jurisdiction charged with oversight over such transaction, evidenced in writing and delivered to Spirit Bear’s counsel; or

b.	force majeure; and

c.	If such conversion occurs prior to the Registration Date, Spirit Bear providing a Rule 144 Opinion Letter to HPEV in connection with the sale of the common shares to be derived pursuant to the conversion. The obligation to provide such opinion letter shall not be applicable after the Registration Date.

1.2-5	Force Majeure

(i)	HPEV shall have the burden of proof with respect to any claim of force majeure and HPEV shall notify counsel for Spirit Bear by telephone, or such other method as shall be most practicable (using the contact information in Section 3.6 hereof), within twelve (12) hours following the beginning of an occurrence of force majeure, followed by notice in writing within three (3) business days of an occurrence of force majeure.

(ii)	In the event that electronic delivery of shares in connection with the conversion of preferred shares and/or the exercise of warrants under this agreement shall not be possible due to an event of force majeure, Spirit Bear and/or Lorenzo may direct HPEV and/or its transfer agent that certificates evidencing the shares due to them be physically delivered, to such address or addresses as Spirit Bear and/or Lorenzo shall at that date provide, by overnight courier.

In the event that under the circumstances of this subparagraph Spirit Bear and/or Lorenzo shall direct next-day physical delivery of share certificates and HPEV fails to comply with such direction, then HPEV shall pay liquidated damages to Spirit Bear and/or Lorenzo as provided in Section 1.2-3 and/or 1.2-4. Such liquidated damages obligation shall commence on the third (3rd) business day following the date upon which Spirit Bear and/or Lorenzo shall direct HPEV and/or its transfer agent to make overnight delivery and shall continue until the date upon which the certificates shall be received by Spirit Bear and/or Lorenzo. The Parties’ agreement to liquidated damages shall in no way diminish HPEV’s obligation to timely deliver such shares and Spirit Bear shall be entitled to enforce these obligations of HPEV by injunctive relief and/or specific performance without posting a bond.

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1.3	Registration

1.3-1	HPEV shall, by not later than fifteen (15) business days following the Effective Date, file (and do all that it can to perfect as necessary or appropriate) with the SEC a new S-1 Registration Statement applicable to the Shares (the “Registration Statement”; and the date upon which HPEV shall file the Registration Statement being sometimes referred to hereinafter as the “Registration Filing Date”) and, at HPEV’s discretion, up to a maximum of Two Million Five Hundred Thousand (2,500,000) additional common shares (such additional shares being limited to newly issued shares sold by HPEV only during the period from the Effective Date through the Registration Filing Date), and shall take all such actions as shall be required of it to have such registration statement declared effective by the SEC (recognizing that the SEC is not subject to the control of HPEV) as soon as possible (including, but not limited to, submitting a request for acceleration of effectiveness at the earliest possible date).

HPEV shall thereafter maintain the Registration Statement in effect continuously and at all times subject to the approval of the SEC (recognizing that the SEC is not subject to the control of HPEV) for so long as Spirit Bear shall own any Shares. In addition, for so long as Spirit Bear shall own any Shares, HPEV shall refrain from any action which may result in the Registration Statement not being in effect for any period exceeding three (3) trading days.

1.3-2	Commencing on the Registration Date and continuing so long as Spirit Bear shall own any Shares, in the event that HPEV fails to comply with the requirements of Section 1.3-1 above (recognizing that the SEC is not subject to the control of HPEV), HPEV shall weekly pay to Spirit Bear, Kahn, Knoll, Brown, and/or Lorenzo, respectively, liquidated damages per day equal to the product of (1) the aggregate total of the common shares attributable to all Shares owned by each of them as of the first date upon which the Registration Statement is not in effect, multiplied by Two Cents ($0.02). In addition, Spirit Bear, Kahn, Knoll, Brown, and Lorenzo shall be entitled to enforce this obligation of HPEV by injunctive relief and/or specific performance without posting a bond.

1.3-3	Spirit Bear agrees that, as of the date upon which the Registration Statement shall be filed by HPEV with the SEC, it shall have no further rights to appoint nominees to the Board of Directors of HPEV under the Securities Purchase Agreement, the Bylaws of HPEV, or otherwise.

2.0	FURTHER OBLIGATIONS OF THE PARTIES AND ASSIGNEES

2.1	Holdover Directors

2.1-1	Board of Directors members Palmer, Holt and Dwyer (the “SBL Holdover Directors”) shall each tender his or her written resignation from the HPEV Board of Directors within three (3) days following the Effective Date, which resignation shall state that it is effective as of the Effective Date. The SBL Holdover Directors shall deliver their resignations to Spirit Bear’s counsel to be held in escrow until the business day following the date upon which HPEV shall file the Registration Statement with the United States Securities and Exchange Commission, as provided for in Section 1.3 hereof, at which date the resignation letters shall be delivered to HPEV through its counsel or as otherwise directed. The obligations of this paragraph shall be enforceable by injunctive relief or specific performance without bond as against the SBL Holdover Directors.

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2.2	No Admission

2.2-1	Nothing in this Agreement shall constitute (1) an admission of liability, wrongdoing or responsibility by either Party, or (2) any agreement by either Party as to the validity of any of the positions advanced by the other Party in connection with the Dispute. Rather, each Party expressly denies such liability, wrongdoing or responsibility.

2.2-2	Neither this Agreement nor any part of it may be used in any way against either Party except in an action to enforce, or seek damages for the breach of, this Agreement.

2.3	Releases

2.3-1	Release of Spirit Bear. As of the Registration Date, HPEV and its officers, directors, members, managers, equity owners, agents, representatives, heirs and direct and indirect affiliates and their respective successors and assigns (collectively, the “HPEV Releasors”) irrevocably and unconditionally release, forever discharge, covenant not to sue, indemnify and hold harmless Spirit Bear and its employees, stockholders, officers, directors, agents, counsel, representatives and direct and indirect affiliates and respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “Spirit Bear Related Persons”) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, judgments, agreements, controversies, collection efforts, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, in law or equity, whether presently known or unknown (collectively, the “Claims”), solely excepting any action to enforce this Agreement and/or seek damages under this Agreement pursuant to Section 3.2, which HPEV and/or any of the HPEV Releasors ever had for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time against Spirit Bear or any of the Spirit Bear Related Persons. Without limiting the foregoing, HPEV and the HPEV Releasors each jointly and severally expressly acknowledge that its release provided for in this Section 2.3 is intended to include in its effect, without limitation, all Claims which have arisen and of which it knows, does not know, should have known, had reason to know, suspects to exist or might exist in its favor at the time of the signing, including, without limitation, any Claims relating directly or indirectly to Spirit Bear, including, without limitation any and all actions which have been or could have been brought against Spirit Bear or any Spirit Bear Related Person as a result of the NWPA, the Purchase Agreement, the 2013 Settlement Agreement, the Dispute, the Lawsuits or any other matter directly or indirectly among HPEV or any HPEV Related Person and Spirit Bear or any Spirit Bear Related Person, and that this release shall extinguish all such Claims. This release shall be binding upon each of HPEV and each HPEV Releasor and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of Spirit Bear and each of the respective Spirit Bear Related Persons.

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2.3-2	Release of HPEV. As of the Registration Date, Spirit Bear and its officers, directors, members, managers, equity owners, agents, representatives, heirs and direct and indirect affiliates, including its Assignees, and their respective successors and assigns (collectively, the “Spirit Bear Releasors”) irrevocably and unconditionally release, forever discharge, covenant not to sue, indemnify and hold harmless HPEV and its employees, stockholders, officers, directors, agents, counsel, representatives and direct and indirect affiliates and respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “HPEV Related Persons”) of and from any and all Claims, solely excepting any action to enforce this Agreement and/or seek damages under this Agreement, which Spirit Bear and/or any of the Spirit Bear Releasors ever had for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time against HPEV or any of the HPEV Related Persons, specifically including but not limited to the following:

(a) any and all derivative claims and to the extent permissible by law the Shareholder Derivative Claims addressed in Exhibit A hereto;

(b) any claims associated with the negative pledge held by Spirit Bear assignee Jaeger; and

(c) any actual or threatened claims for indemnification.

Without limiting the foregoing, Spirit Bear and the Spirit Bear Releasors each jointly and severally expressly acknowledge that its release provided for in this Section 2.3 is intended to include in its effect, without limitation, all Claims which have arisen and of which it knows, does not know, should have known, had reason to know, suspects to exist or might exist in its favor at the time of the signing, including, without limitation, any Claims relating directly or indirectly to HPEV, including, without limitation any and all actions which have been or could have been brought against HPEV or any HPEV Related Person as a result of the NWPA, the Purchase Agreement, the 2013 Settlement Agreement, the Dispute, the Lawsuits or any other matter directly or indirectly among Spirit Bear or any Spirit Bear Releasor and HPEV or any HPEV Related Person, and that this release shall extinguish all such C l a i m s , including the Shareholder Derivative Claims. This release shall be binding upon each of Spirit Bear and each Spirit Bear Releasor and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and Assignees, and shall inure to the benefit of HPEV and each of the respective HPEV Related Persons.

2.4	Lawsuits

Upon the Registration Date, HPEV and Spirit Bear, and the assignees and representatives of each, agree to dismiss (or, as with respect to the Interpleader Action, cause to be dismissed) with prejudice the Lawsuits (including to the extent permissible by law the Shareholder Derivative Claims as addressed in Exhibit A), each Party to bear its own costs, expenses and attorneys’ fees in connection therewith. The Parties hereby stipulate and agree that as of the Effective Date, to the fullest extent of their ability, any and all discovery or other deadlines in or associated with the Lawsuits are and shall be treated as stayed or held in abeyance until such time as the Lawsuits are dismissed, all discovery (including third-party discovery) is and shall be withdrawn, and that they shall make any such court filings as are appropriate in furtherance of effecting a complete standstill of all litigation related to the Lawsuits; and, with the exception that both parties recognize that HPEV has filed with the United States Securities and Exchange Commission (the “SEC”) Preliminary Proxy Statements dated December 24, 2014, and January 21, 2015, in which notice for a shareholders’ meeting has been provided, no annual meeting or special meeting of the shareholders shall be publicly noticed, scheduled or held, or any action of any nature taken by HPEV (including its management, management directors, advisory board members, and all HPEV Related Persons) with respect to the filing with the SEC of a Definitive Proxy Statement and/or the composition of the HPEV Board of Directors, until, at the earliest, the day after the Registration Date, regardless of a demand from any shareholder, specifically including Mark Hodowanec, for an earlier meeting.

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2.5	The Parties agree to seek to obtain a complete dismissal of all Shareholder Derivative Claims. The Parties agree to execute, implement, and submit for court approval the settlement agreement attached hereto as Exhibit A, and to request and do all other acts and things required to obtain dismissal of the Shareholder Derivative Claims. In the event that the settlement agreement attached as Exhibit A is not approved by the court, then the Parties shall work in good faith to obtain a dismissal of the Shareholder Derivative Claims through whatever means are available to them, both Parties to share equally in any resulting additional cost associated with such means.

2.6	Each of the Parties agrees that (i) it shall not make any public disparaging statements regarding the other; (ii) the text of any press release or other disseminated announcement or explanation of this settlement (other than regulatory filings, which are provided for under (iii) hereof) shall be mutually agreed to in writing prior to its release, dissemination or publication; (iii) and so long as the Spirit Bear Holdover Directors shall be members of the HPEV Board of Directors, any portion of public filings by HPEV with the SEC addressing this settlement (but no other portion of any public filing with the SEC) shall require the approval of a majority of the voting members of the HPEV Board of Directors (including the Spirit Bear Holdover Directors); provided, however, that if a majority of the voting members of the HPEV Board of Directors are unable to agree on language in a public filing with the SEC specifically addressing this settlement, then the language below in Section 2.6(a) may be used without separate approval by the HPEV Board of Directors or otherwise, and in any event the portions of such filing not directly addressing this settlement shall not be impacted or conditioned in any way by this Section 2.6.

(a)	Absent approval of settlement-related language by a majority of the HPEV Board of Directors as specified above in this Section 2.6, the Company shall, and agrees to, describe the settlement using the following language: “The Company has reached an agreement with Spirit Bear Limited and its affiliates and assignees (“Spirit Bear”) which, upon the registration by HPEV of certain specified securities held by Spirit Bear and its affiliates and assigns, would permanently resolve, settle, dismiss, and release all actual and potential claims among them (except for breaches under the settlement agreement itself, if any were to arise) without liability therefor, including provisions for the orderly separation of Spirit Bear and persons associated with Spirit Bear from control, or oversight as to the operations of the Company. A copy of the agreement is attached hereto as Exhibit [ ].”

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3.0	MISCELLANEOUS

3.1	Binding Agreement

This Agreement is binding on the Parties, including their respective Releasors, and their respective successors, heirs, legal representatives, and assigns. Each Party represents to the other that the Party is the sole owner of the claims, causes of action, and/or rights released herein by the Party, and no such claims, causes of action, and/or rights, or any part thereof, have been assigned or conveyed. The undersigned representative for each Party certifies that he or it is fully authorized by the Party whom he or it represents and such Party’s Releasors specifically including its affiliates to enter into the terms and conditions of this Agreement and to commit fully and bind such Party and its Releasors (specifically including its affiliates) according to the provisions hereof.

3.2	Governing Law and Forum

This Agreement, including all matters of construction, validity and performance, shall be governed by, and construed in accordance with, the laws of New York without giving effect to the choice of law or conflicts of law provisions thereof. The Parties hereby consent to the exclusive jurisdiction of the state and federal courts of the State of New York for enforcement of this Agreement, resolution of any dispute, claim, or liability of any sort arising from or related to this Agreement or any matter addressed by this Agreement, including the Lawsuits.

3.3	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically scanned signatures (such as PDFs) shall be considered original signatures for all purposes.

3.4	Integration

This Agreement reflects the entire agreement and understanding between the Parties, the HPEV Releasors, and the Spirit Bear Releasors with respect to the settlement contemplated here, and supersedes any and all other prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (specifically including the January 28, 2015, Settlement and Release Agreement, which is superseded hereby). No agreements altering or supplementing the terms hereof may be made except by means of a written document, explicitly referencing this Agreement, signed by the duly authorized representatives of the Parties.

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3.5	Construction and Joint Preparation

This Agreement shall be construed to effectuate the mutual intent of the Parties. The Parties and their counsels have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. No drafts of this Agreement shall be offered by any Party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement. The headings contained in this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

3.6	Notices

Spirit Bear’s counsel for receipt of notices and other performance as specified in this Agreement shall be:

Joseph A. Liebman, Esq.

Bailey Kennedy, LLP

8984 Spanish Ridge Avenue

Las Vegas, NV 89148

Telephone: 1-702-853-0750

Email: jliebman@baileykennedy.com

HPEV’s counsel for receipt of notices and other performance as specified in this Agreement shall be:

David Lubin

David Lubin & Associates, PLLC

108 S. Franklin Avenue, Suite 10

Valley Stream, NY 11580

Telephone: 1-516-887-8200

Email: david@dlubinassociates.com

3.7	Further Assurances. From time to time, the Parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as may be necessary to give effect to the purposes of this Agreement and the Parties’ agreement and understandings hereunder.

3.8	Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver of that right, remedy, power, or privilege. No waiver of any right, remedy, power, or privilege with respect to any particular occurrence shall be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

3.9	In any action or proceeding to enforce the terms of this Agreement, or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages (in addition to any damages awarded) its attorney’s fees and costs incurred, whether or not the action is reduced to judgment. For the purposes of this provision, the “prevailing party” shall be that party who has been successful with regard to the main issue, even if that party did not prevail on all the issues.

Signatures follow on the next two pages.

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by their duly authorized respective representatives.

	SPIRIT BEAR LIMITED		HPEV INC.

By:	/s/ Jay Palmer	By:	/s/ Timothy Hassett
Name:	Jay Palmer	Name:	Timothy Hassett
Title:	President	Title:	CEO

	SPIRIT BEAR LIMITED		HPEV INC.
Representative

By:	/s/ Robert Alan Olins	By:	/s/ Theodore Banzhaf
Name:	Robert Alan Olins	Name:	Theodore Banzhaf
		Title:	President

	ROBERT ALAN OLINS		HPEV INC.
Individually

By:	/s/ Robert Alan Olins	By:	/s/ Quentin D. Ponder
Name:	Robert Alan Olins	Name:	Quentin D. Ponder
		Title:	CFO

	SPIRIT BEAR LIMITED		HPEV INC.
Representative

By:	/s/ Carrie Dwyer	By:	/s/ Judson Bibb
Name:	Carrie Dwyer	Name:	Judson Bibb
Title:	HPEV Director	Title:	Vice President and Secretary

	SPIRIT BEAR LIMITED		MARK HODOWANEC
	Representative		Individually (as to §§ 2.3-1 and 2.4)

By:	/s/ Donica Holt	By:	/s/ Mark Hodowanec
Name:	Donica Holt	Name:	Mark Hodowanec
Title:	HPEV Director

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	SPIRIT BEAR LIMITED	THEODORE BANZHAF
	Assignee	Individually (as to §§ 2.3-1 and 2.7)

By:	/s/ Robert Knoll	/s/ Theodore Banzhaf
Name:	Robert Knoll	Theodore Banzhaf

	SPIRIT BEAR LIMITED	TIMOTHY HASSETT
	Assignee	(Individually (as to § 2.3-1)

By:	/s/ Laurel Brown	/s/ Timothy Hassett
Name:	Laurel Brown	Timothy Hassett

	SPIRIT BEAR LIMITED	QUENTIN D. PONDER
	Assignee	(Individually (as to § 2.3-1)

By:	/s/ Leonora Lorenzo	/s/ Quentin D. Ponder
Name:	Leonora Lorenzo	Quentin D. Ponder

	SPIRIT BEAR LIMITED	JUDSON W. BIBB III
	Assignee	(Individually (as to § 2.3-1)

By:	/s/ Michael Kahn	/s/ Judson Bibb III
Name:	Michael Kahn	Judson Bibb III

SPIRIT BEAR LIMITED
Assignee

By:	/s/ Ray Adams
Name:	Ray Adams

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EXHIBIT A

DERIVATIVE ACTION SETTLEMENT AGREEMENT

WHEREAS, the parties acknowledge that Spirit Bear has filed a Third Party Claim against Third-Party Defendants Timothy J. Hassett ("Hassett"), Quentin D. Ponder (“Ponder”), Judson W. Bibb III (“Bibb”), Theodore H. Banzhaf (“Banzhaf’), Mark M. Hodowanec ("Hodowanec"), and nominal Counter-defendant HPEV (“SBL Derivative Action”) (collectively Hassett, Ponder and Bibb are sometimes hereinafter referred to as “Management Directors”).

WHEREAS, in the SBL Derivative Action, Spirit Bear has filed the action “derivatively on behalf of HPEV against the company's managing officers and directors for issuing equity or debt without authority and for taking unauthorized and excessive compensation.” [See Case 2:13-cv-01548-JAD-GWF, Dkt 119, paragraph 5].

WHEREAS Hodowanec has been dismissed from the SBL Derivative Action based upon a lack of personal jurisdiction over him.

WHEREAS it is the intent of the parties through the Settlement and Release Agreement to which this Derivative Action Settlement Agreement is attached as Exhibit A (the “DA Settlement Agreement”) to settle all actions and claims by and among them including but not limited to the SBL Derivative Action.

WHEREAS the parties acknowledge that Fed.R.Civ.P. 23.1(c) provides as follows: “A derivative action may be settled, voluntarily dismissed, or compromised only with the court's approval. Notice of a proposed settlement, voluntary dismissal, or compromise must be given to shareholders or members in the manner that the court orders.”

WHEREAS Spirit Bear’s claims for relief in the SBL Derivative Action allege two principal wrongdoings by HPEV and its management including the Management Directors: i.e. (1) that management took unauthorized and excessive compensation and (2) management issued debt or equity without authority.

WHEREAS HPEV and the Third Party Defendants deny the allegations.

WHEREAS HPEV’s claims for relief against Spirit Bear seek, among other things, a declaratory judgment from the Court that all executive compensation has been duly authorized and all debt or equity issued by HPEV was properly authorized.

WHEREAS Spirit Bear further made a demand upon HPEV to rescind the management compensation and the allegedly unauthorized debt or equity issuances and Spirit Bear alleges that the Management Directors of HPEV wrongfully denied this demand.

WHEREAS upon a proper demand under Article II, Section 3 of HPEV’s bylaws, HPEV intends to hold a Special Meeting of Shareholders to elect successor directors to Jay Palmer, Carrie Dwyer and Donica Holt.

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WHEREAS Palmer, Dwyer and Holt were Spirit Bear designees to the HPEV Board and the Management Directors have reported that Palmer, Dwyer, and Holt failed to receive a majority vote of the shareholders at the Annual Meeting on January 13, 2014, which meeting and election are deemed unauthorized by Spirit Bear.

WHEREAS the United States District Court, District of Nevada has declared that Palmer, Dwyer and Holt serve as “holdover directors” until their successors are elected, until they resign, or until they are removed.

WHEREAS three nominees have been chosen by the Management Directors to run for three director positions on the HPEV Board: Christopher McKee (“McKee”), Richard J. “Dick” Schul (“Schul”), and Donald Bowman (“Bowman”).

WHEREAS Spirit Bear on December 19, 2014 submitted its own nominees for the HPEV Board of Directors.

WHEREAS McKee, Schul and Bowman, if elected, will constitute “Independent Directors” (for the purposes of this Derivative Settlement Agreement only) who have no stake in the outcome of the litigation between HPEV and Spirit Bear;

WHEREAS the “Independent Directors,” using their sound business judgment, will be able to evaluate the merits of SBL’s allegations set forth in the SBL Derivative Action and to determine HPEV’s proper business response thereto based upon that evaluation.

NOW THEREFORE for good and valuable consideration the receipt of which is hereby acknowledged and the mutual promises, performances, covenants and agreements of the parties, the parties, intending to be legally bound, agree as follows:

1. Stipulation and Order to Dismiss, With Prejudice

The parties hereby agree to file a Stipulation and Order to Dismiss, With Prejudice, the SBL Derivative Action, subject to the approval of the Court to the terms of this Settlement Agreement.

2. Formation of Independent Directors Committee

Upon completion of the Special Meeting of Shareholders to be noticed following the Registration Date in the Settlement and Release Agreement, in part, to elect successor directors for Palmer, Dwyer and Holt, the parties agree that the Independent Directors elected thereat shall form an Independent Directors Committee (“IDC”).

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3. IDC Review of Spirit Bear’s Derivative Claims

The IDC shall review the merits of Spirit Bear’s Derivative Claims as set forth in the SBL Derivative Action. Exercising their sound business judgment, the IDC shall determine the appropriate corporate response of HPEV to the claims for relief raised in the SBL Derivative Action. The IDC shall have the sole and absolute discretion to take any appropriate responsive action including but not limited to (a) ratification of any and all actions previously undertaken under the authority of the Board; (b) filing a lawsuit against any and all Management Directors setting forth similar or identical claims as those set forth in the SBL Derivative Action; (c) settling, with or without litigation, any and all claims HPEV may have against any and all Management Directors on terms and conditions they deem in the best interest of HPEV; and/or taking such other action as they determine is in the best interest of HPEV. IDC action shall be deemed valid and enforceable if undertaken pursuant to a majority vote of the Independent Directors although the number of IDC members may not be a quorum of all directors of HPEV.

4. Unanimous Director Approval of Formation of IDC

The signatures below of the Management Directors (Hassett, Ponder and Bibb) and the holdover directors (Palmer, Dwyer and Holt) constitute the unanimous written consent of the current directors of HPEV to establish the IDC and to give them such authority as is set forth herein. To the extent a court of competent jurisdiction determines that any amendment(s) to the bylaws is required to establish the IDC and to give them the authority set forth herein, this consent shall be further construed as a vote to amend the bylaws to so provide.

5. Spirit Bear Release Extends to Derivative Claims

The release of HPEV by Spirit Bear and its Assignees as set forth in the Settlement and Release Agreement includes any and all claims that Spirit Bear has asserted in a derivative capacity for and on behalf of HPEV in the SBL Derivative Action. Spirit Bear agrees that it has waived and released any and all such claims against the released parties, including but not limited to the Third Party Defendants in the SBL Derivative Action, regardless of what action, if any, the IDC chooses to take as a result of the authority it is granted herein. The intent of this provision is to prevent Spirit Bear from being deemed a proper party to refile a new derivative action based upon the actions of the IDC in the event Spirit Bear disagrees with the actions approved by the IDC in handling the allegations set forth in the SBL Derivative Action and a court should construe this language accordingly.

6. Notice to Shareholders: Cooperation

The parties agree to cooperate in good faith to obtain court approval of the settlement of the SBL Derivative Action. Such cooperation includes but is not limited to providing such notice to shareholders of this Settlement Agreement as is necessary pursuant to Fed. R. Civ.P. 23.1(c) and/or as the Court directs.

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IN WITNESS WHEREOF, the undersigned have each caused this DA Settlement Agreement to be executed by their duly authorized respective representatives.

	SPIRIT BEAR LIMITED		HPEV INC.

By:	/s/ Jay Palmer	By:	/s/ Timothy Hassett
Name:	Jay Palmer	Name:	Timothy Hassett
Title:	President	Title:	CEO and Director

	HPEV INC.		HPEV INC.

By:	/s/ Jay Palmer	By:	/s/ Theodore Banzhaf
Name:	Jay Palmer	Name:	Theodore Banzhaf
Title:	Director	Title:	President

	HPEV INC.		HPEV INC.

By:	/s/ Carrie Dwyer	By:	/s/ Quentin D. Ponder
Name:	Carrie Dwyer	Name:	Quentin D. Ponder
Title:	Director	Title:	CFO and Director

	HPEV INC.		HPEV INC.

By:	/s/ Donica Holt	By:	/s/ Judson Bibb
Name:	Donica Holt	Name:	Judson Bibb
Title:	Director	Title:	Vice President, Secretary, and Director

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FIRST AMENDMENT TO SETTLEMENT AGREEMENT

This “First Amendment to Settlement Agreement” (hereinafter, the “FASA”) shall be effective as of May 1, 2015 (the “Effective Date”) by and between SPIRIT BEAR LIMITED (“Spirit Bear”) and its Assignees, and HPEV, INC. (“HPEV”); each of Spirit Bear and its Assignees and HPEV, individually a “Party” or collectively, the “Parties”.

WHEREAS, the Parties are signatories to that certain Settlement and Release Agreement, effective as of May 1, 2015 (the “May 1 SRA”), to resolve with finality all issues related to and arising directly and indirectly from previous agreements between them and litigations in connection therewith;

WHEREAS, the Parties wish to amend certain provisions of the May 1 SRA, as provided herein below;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

*          *          *          *          *

1.	Section 1.2-1 shall be replaced in its entirety to read as follows:

1.2-1	HPEV will, by the twenty-second (22nd) business day following the Effective Date, deliver warrants to Spirit Bear and Lorenzo, as provided in Table 1.2-1 below (the “Warrants”). Except as otherwise provided in the separate indemnification agreement executed contemporaneously herewith (the “Indemnification Agreement”), such Warrants shall be delivered to Spirit Bear’s counsel as provided in Section 3.6 hereof (the date of delivery being the “Delivery Date”). For the purpose of clarity, all such Warrants belonging to Lorenzo may be immediately delivered to Lorenzo; and such Warrants belonging to Spirit Bear may be immediately delivered to Spirit Bear, except for the 1,800,000 Warrants to be held pursuant to the Indemnification Agreement. On the Delivery Date, HPEV shall cancel and direct HPEV’s transfer agent to reflect as cancelled any and all still outstanding and unexercised Warrants previously issued or recorded as being held by Spirit Bear and/or Lorenzo at any time (the “Prior Warrants,” as that term is defined in the Indemnification Agreement). Spirit Bear agrees to return the Prior Warrants to HPEV consistent with the terms of the Indemnification Agreement. HPEV agrees that the existence of the Lien (as defined in the Indemnification Agreement) shall not excuse it from any obligation to cooperate with Spirit Bear’s and Lorenzo’s exercise of the Warrants.

The warrant positions of Spirit Bear and Lorenzo as of the Effective Date is as follows, without regard to the existence or possession of earlier-issued warrants (all of which shall be deemed void as of the Delivery Date):

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Table	1.2-1

Warrants/Holder	Quantity to Deliver to Holder	Quantity to Escrow	Strike Price	Expiration Date
Series A - Spirit Bear	1,800,000	0	$0.25	1/29/2017
Series B - Spirit Bear	1,800,000	0	$0.25	1/29/2017
Series C - Spirit Bear	0	1,800,000	$0.25	1/29/2017
Series A - Lorenzo	200,000	0	$0.25	1/29/2017
Series B - Lorenzo	200,000	0	$0.25	1/29/2017
Series C - Lorenzo	200,000	0	$0.25	1/29/2017
Penalty Warrants – Spirit Bear	1,000,000	0	$0.25	12/14/2015

2.	Section 1.3-1 shall be replaced in its entirety to read as follows:

1.3-1	HPEV shall, by not later than July 15, 2015, file (and do all that it can to perfect as necessary or appropriate) with the SEC a new S-1 Registration Statement applicable to the Shares (the “Registration Statement”; and the date upon which HPEV shall file the Registration Statement being sometimes referred to hereinafter as the “Registration Filing Date”), and shall take all such actions as shall be required of it to have such registration statement declared effective by the SEC (recognizing that the SEC is not subject to the control of HPEV) as soon as possible (including, but not limited to, submitting a request for acceleration of effectiveness at the earliest possible date). HPEV also is hereby authorized by the Board of Directors (specifically including the SBL Holdover Directors), at its discretion, to include in the Registration Statement up to a maximum of Two Million Five Hundred Thousand (2,500,000) additional common shares (such additional shares being limited to newly issued shares sold by HPEV only during the period from the Effective Date through the Registration Filing Date). HPEV agrees that it will not file a new form S-1 registration statement, or seek to amend an existing S-1 registration statement, prior to filing the Registration Statement.

HPEV shall thereafter maintain the Registration Statement in effect continuously and at all times subject to the approval of the SEC (recognizing that the SEC is not subject to the control of HPEV) for so long as Spirit Bear shall own any Shares. In addition, for so long as Spirit Bear shall own any Shares, HPEV shall refrain from any action which may result in the Registration Statement not being in effect for any period exceeding three (3) trading days.

3.	Section 1.3-3 shall be replaced in its entirety to read as follows:

1.3-3	Spirit Bear agrees that, as of the Effective Date, it shall have no further rights to designate nominees to the Board of Directors of HPEV under the Securities Purchase Agreement, the Bylaws of HPEV, or otherwise.

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4.	Section 2.1-1 shall be replaced in its entirely to read as follows:

2.1-1	Board of Directors members Palmer, Holt and Dwyer (the “SBL Holdover Directors”) shall each tender his or her written resignation from the HPEV Board of Directors within three (3) days following the Effective Date, which resignation shall state that it is effective as of the Effective Date. The SBL Holdover Directors shall deliver their resignations to Spirit Bear’s counsel to be held in escrow until the Delivery Date, upon which date the resignation letters shall be delivered to HPEV through its counsel or as otherwise directed. The obligations of this paragraph shall be enforceable by injunctive relief or specific performance without bond as against the SBL Holdover Directors.

5. Section 2.4 shall be replaced in its entirety to read as follows:

2.4 Lawsuits:

Within ten (10) business days of the date of this FASA, and as to the matter styled HPEV, Inc. v. Spirit Bear Limited, Palmer and Olins 14-cv-9175 (PGG) (S.D.N.Y.) (the “SDNY Matter”) by no later than June 1, 2015, HPEV and Spirit Bear, and the assignees and representatives of each, agree to dismiss (or, as with respect to the Interpleader Action, cause to be dismissed) without prejudice the Lawsuits (including to the extent permissible by law the Shareholder Derivative Claims as addressed in Exhibit A), each Party to bear its own costs, expenses and attorneys’ fees in connection therewith. Such dismissal will be without prejudice to the right of either party, within seventy-five days, to re-file or reopen the action if the Registration Date does not occur before the expiration of such time period. In the event that the Court in the SDNY Matter does not enter an order of dismissal with an express right to reopen within 75 days, then the Parties agree and acknowledge that all limitations and other applicable periods are tolled, and all positions and defenses are preserved, such that the Parties’ rights in any action re-filed in the ensuing 75-day period will be as they existed as of the date of initial filing of the SDNY Matter. The Parties hereby stipulate and agree that as of the Effective Date, to the fullest extent of their ability, any and all discovery or other deadlines in or associated with the Lawsuits are and shall be treated as stayed or held in abeyance until such time as the Lawsuits are dismissed, all discovery (including third-party discovery) is and shall be withdrawn, and that they shall make any such court filings as are appropriate in furtherance of effecting a complete standstill of all litigation related to the Lawsuits; and, with the exception that both parties recognize that HPEV has filed with the United States Securities and Exchange Commission (the “SEC”) Preliminary Proxy Statements dated December 24, 2014, and January 21, 2015, in which notice for a shareholders’ meeting has been provided, no annual meeting or special meeting of the shareholders shall be publicly noticed, scheduled or held, or any action of any nature taken by HPEV (including its management, management directors, advisory board members, and all HPEV Related Persons) with respect to the filing with the SEC of a Definitive Proxy Statement and/or the composition of the HPEV Board of Directors, until, at the earliest, June 1, 2015, regardless of a demand from any shareholder, specifically including Mark Hodowanec, for an earlier meeting.

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6.	Section 3.6 shall be replaced in its entirety to read as follows:

3.6	Notices

Spirit Bear’s counsel for receipt of notices and other performance as specified in this Agreement shall be:

Aaron Zerykier, Esq.

Farrell Fritz PC

1320 RXR Plaza

Uniondale, NY 11556-1320

Telephone: 1-516-227-0621

Email: azerykier@farrellfritz.com

HPEV’s counsel for receipt of notices and other performance as specified in this Agreement shall be:

Jason R. Scherr

Morgan Lewis & Bockius LLP

2020 K Street, NW Washington, DC 20006

Telephone: 1-202-373-6709

Email: jr.scherr@morganlewis.com

SIGNATURES ON FOLLOWING PAGES

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by their duly authorized respective representatives.

	SPIRIT BEAR LIMITED		HPEV INC.

By:	/s/ Jay Palmer	By:	/s/ Timothy Hassett
Name:	Jay Palmer	Name:	Timothy Hassett
Title:	President	Title:	CEO

	SPIRIT BEAR LIMITED		HPEV INC.
Representative

By:	/s/ Robert Alan Olins	By:	/s/ Theodore Banzhaf
Name:	Robert Alan Olins	Name:	Theodore Banzhaf
		Title:	President

	ROBERT ALAN OLINS		HPEV INC.
Individually

By:	/s/ Robert Alan Olins	By:	/s/ Quentin D. Ponder
Name:	Robert Alan Olins	Name:	Quentin D. Ponder
		Title:	CFO

	SPIRIT BEAR LIMITED		HPEV INC.
Representative

By:	/s/ Carrie Dwyer	By:	/s/ Judson Bibb
Name:	Carrie Dwyer	Name:	Judson Bibb
Title:	HPEV Director	Title:	Vice President and Secretary

	SPIRIT BEAR LIMITED		MARK HODOWANEC
	Representative		Individually (as to §§ 2.3-1 and 2.4)

By:	/s/ Donica Holt	By:	/s/ Mark Hodowanec
Name:	Donica Holt	Name:	Mark Hodowanec
Title:	HPEV Director

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	SPIRIT BEAR LIMITED	THEODORE BANZHAF
	Assignee	Individually (as to §§ 2.3-1 and 2.7)

By:	/s/ Robert Knoll	/s/ Theodore Banzhaf
Name:	Robert Knoll	Theodore Banzhaf

	SPIRIT BEAR LIMITED	TIMOTHY HASSETT
	Assignee	(Individually (as to § 2.3-1)

By:	/s/ Laurel Brown	/s/ Timothy Hassett
Name:	Laurel Brown	Timothy Hassett

	SPIRIT BEAR LIMITED	QUENTIN D. PONDER
	Assignee	(Individually (as to § 2.3-1)

By:	/s/ Leonora Lorenzo	/s/ Quentin D. Ponder
Name:	Leonora Lorenzo	Quentin D. Ponder

	SPIRIT BEAR LIMITED	JUDSON W. BIBB III
	Assignee	(Individually (as to § 2.3-1)

By:	/s/ Michael Kahn	/s/ Judson Bibb III
Name:	Michael Kahn	Judson Bibb III

SPIRIT BEAR LIMITED
Assignee

By:	/s/ Ray Adams
Name:	Ray Adams

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